Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	11/25/2002

Servicing Certificate	Group 1
Beginning Pool Balance	553,403,258.62
Beginning PFA	0.00
Ending Pool Balance	517,005,180.10
Ending PFA Balance	-
Principal Collections	36,397,903.74
Principal Draws	-
Net Principal Collections	36,397,903.74
Active Loan Count	15,036

Interest Collections	3,885,087.74

Weighted Average Net Loan Rate	8.85000%
Substitution Adjustment Amount	0.00

Excess Cash	1,247,022.02

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	133,453,547.23	95,808,446.69	0.3759759	37,645,100.54	225,239.93	0.00	14.40%	1.960%
Class A-2	53,199,000.00	53,199,000.00	1.0000000	0.00	205,259.48	0.00	8.00%	4.630%
Class A-3	161,817,000.00	161,817,000.00	1.0000000	0.00	713,343.28	0.00	24.33%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	9,553,711.39
Overcollateralization Amount Increase (Decrease)	1,247,022.02
Outstanding Overcollateralization Amount	10,800,733.41
Target Overcollateralization Amount	13,504,122.28

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,217,428.59		39	0.24%
Delinquent Loans (60 Days)*	1,119,466.98		28	0.22%
Delinquent Loans (90 Days)*	278,505.09		4	0.05%
Delinquent Loans (120 Days)*	389,999.90		9	0.08%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	84,830.45		2	0.02%
REO	-		0	0.00%
Bankruptcy	609,369.14		16	0.12%
Foreclosures	114,846.67		2	0.02%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	129,512.29
Current Month Loss Amount	174.78
Current Month Recoveries	0.00
Ending Loss Amount	129,687.07	0.03%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0